Exhibit 10.2

Execution Version

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
RYAN MIDGETT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 16, 2019 (the “Effective Date”), is by and between Grizzly Energy, LLC (“Grizzly”, together with its subsidiaries, the “Company”) and Ryan Midgett (“Executive”).

WHEREAS, the predecessor to Grizzly, Vanguard Natural Resources, Inc., and Executive previously entered into that certain Employment Agreement, effective as of January 16, 2018, as amended on January 22, 2019 (collectively, the “Prior Agreements”); and

WHEREAS, the parties desire to amend and restate the Prior Agreement; and

WHEREAS, the parties desire to set forth in writing the terms and conditions of their understandings and agreements in this Agreement as follows, which terms shall supplement and amend the Prior Agreements as applicable.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, Grizzly hereby agrees to continue to employ Executive and Executive hereby accepts such continued employment upon the terms and conditions set forth in this Agreement:

1.          Effectiveness; Employment Period.

(a)          This Agreement shall become effective and binding upon the Company and the Executive at 12:00 a.m. prevailing Central Standard Time, on the Effective Date.

(b)          Subject to Section 5, Grizzly hereby agrees to employ Executive, and Executive hereby agrees to be employed by Grizzly, in accordance with the terms and provisions of this Agreement, for the period commencing as of the Effective Date and ending on December 31, 2020 (the “Employment Period”); provided, however, that the Employment Period shall automatically be renewed and extended for an additional period of twelve (12) months commencing on January 1, 2021 and expiring on January 1, 2022, and on each successive January 1 thereafter, unless at least ninety (90) days prior to the ensuing expiration date (but no more than twelve (12) months prior to such expiration date), Grizzly or Executive shall have given ninety (90) days written notice to the other that it or he, as applicable, does not wish to extend this Agreement (a “Non-Renewal Notice”). The term “Employment Period” as utilized in this Agreement, shall refer to the Employment Period as so automatically extended.

(c)          During the term of Executive’s employment with Grizzly, Executive shall serve as the Chief Financial Officer of Grizzly and in so doing, shall report to the President and Chief Executive Officer of the Company (the “CEO”) or, as required by applicable law or listing standards, to the Board of Directors of the Company (the “Board”). Executive shall have supervision and control over, and responsibility for, such management and operational functions of the Company currently assigned to such positions, and shall have such other powers and duties (including holding officer positions with Grizzly and one or more subsidiaries of Grizzly) as may from time to time be prescribed by the CEO or the Board, so long as such powers and duties are reasonable and customary for the Chief Financial Officer of an enterprise comparable to the Company.

(d)          During the term of Executive’s employment with Grizzly, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote substantially all of his business time to the business and affairs of Grizzly and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder or by the CEO or Board hereafter, to use Executive’s reasonable best efforts to perform faithfully, effectively and efficiently such responsibilities. During the term of Executive’s employment with Grizzly, it shall not be a violation of this Agreement for Executive to (i) serve on corporate, civic or charitable boards or committees, provided that service on any corporate board or committee shall be subject to the prior approval of the Board, which shall not be unreasonably withheld, (ii) deliver lectures or fulfill speaking engagements, and (iii) manage personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(e)          The parties expressly acknowledge that any performance of Executive’s responsibilities hereunder shall necessitate, and the Company shall provide, access to or the disclosure of Confidential Information (as defined in Section 9(a) below) to Executive and that Executive’s responsibilities shall include the development of the Company’s goodwill through Executive’s contacts with the Company’s customers and suppliers.

2.          Compensation.

(a)          Base Salary. Grizzly shall pay Executive an annual base salary (“Base Salary”) at the rate of $325,000 for the period commencing on the Effective Date. The Board shall review Executive’s Base Salary at least annually and may at its discretion elect to increase Executive’s Base Salary at any time if they deem an increase is warranted. Subject to Section 5(c)(ii) hereof, the Board may not decrease Executive’s annual Base Salary without his prior written approval. Base Salary shall be payable in accordance with the ordinary payroll practices of Grizzly, but in no event shall the Base Salary be paid to Executive less frequently than monthly. The term “Base Salary” as used in this Agreement shall refer to the Base Salary as it may be so adjusted from time to time.

(b)          Annual Bonus. Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) in an amount to be determined by the Board or compensation committee of the Board (“Committee”) based on performance goals established by the Board or Committee, as applicable; on an annual basis, with Executive being eligible to receive a target bonus equal to no less than eighty percent (80%) of his Base Salary (“Target Bonus”). For the 2019 calendar year, Executive’s Annual Bonus will be determined in accordance with Schedule 1 to this Agreement.

(c)          MIP Grants. Executive shall be eligible to participate in the Company’s management incentive plan (“MIP”), if any, in accordance with the terms thereof and as determined by the Board.

2

(d)          2019 Bonus. The Company will have paid Executive a cash lump sum payment in the amount of $325,000 (the “2019 Bonus”) on or before January 23, 2019. Executive agrees that in the event Executive’s employment with the Company terminates for any reason other than a Qualifying Termination before December 31, 2019 (the “Completion Date”), Executive will be required to repay to the Company within ten (10) days of such termination 100% of the After-Tax Value of the 2019 Bonus. Notwithstanding anything to the contrary contained herein, in the event of Executive’s Qualifying Termination before the Completion Date, Executive will not be required to repay any portion of the 2019 Bonus. For purposes of this Section 2(d), (i) “After-Tax Value of the 2019 Bonus” means the aggregate amount of the 2019 Bonus net of any taxes withheld by the Company in respect of the 2019 Bonus and (ii) “Qualifying Termination” means the termination of Executive’s employment (A) by the Company for a reason other than Cause, (B) by Executive for Good Reason, or (C) due to Executive’s death or Disability.

3.          Employee Benefits.

(a)          During the Employment Period, Grizzly shall provide Executive with coverage under all employee pension and welfare benefit programs, plans and practices, which Grizzly makes available to its senior executives (including, without limitation, participation in health, dental, group life, disability, retirement and all other plans and fringe benefits to the extent generally provided to such senior executives), commensurate with his position in the Company, to the extent permitted under the employee benefit plan or program, and in accordance with the terms of the program and/or plan.

(b)          Executive shall be entitled to vacation time in accordance with the Company’s published vacation policy which currently provides Executive with twenty five (25) business days paid vacation in each calendar year. Such vacation time shall accrue at a rate of two (2) vacation days for each calendar month worked; provided, however, that during any given calendar year, Executive shall be able to take vacation days that will accrue during that calendar year, even if such days have not yet accrued. A maximum of ten (10) business days of accrued but unused vacation may be carried over from one calendar year to the next.

(c)          Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and promoting the business of the Company, including, without limitation, reasonable expenses for travel, lodgings, entertainment and similar items related to such duties and responsibilities. Grizzly will promptly reimburse Executive for all such expenses upon presentation by Executive of appropriately itemized and approved (consistent with Grizzly’s policy) accounts of such expenditures, in accordance with the Company’s expense reimbursement policy; provided, however, that in no event shall the expense reimbursement be made after the last day of the taxable year following the year in which the expense was incurred by Executive, although in the event that the reimbursement would constitute taxable income to Executive, such reimbursements will be paid no later than March 15th of the calendar year following the calendar year in which the expense was incurred. No reimbursement or expenses eligible for reimbursement in any taxable year shall affect the expenses eligible for reimbursement in any other taxable year, nor may the right to receive a reimbursement of expenses be subject to liquidation or exchanged for another benefit.

3

4.          Termination in Connection with a Change of Control.

(a)          Definition of Change of Control. For purposes of this Agreement, a “Change of Control” shall mean the occurrence of one or more of the following events:

(i)          Any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than an affiliate of Grizzly, shall become the beneficial owner, by way of merger consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the combined voting power of the equity interests in Grizzly;

(ii)         Grizzly’s shareholders approve, in one or a series of transactions, a plan of complete liquidation of Grizzly;

(iii)        The sale or other disposition by Grizzly of all or substantially all of its assets in one or more transactions to any person other than an affiliate of Grizzly; or

(iv)        The “Effective Date” of the Company’s chapter 11 plan of reorganization confirmed in connection with the Company’s jointly administered chapter 11 cases in Case No. 19-31786 (the “Plan”) (for purposes of this Section 4(a)(iv), “Effective Date” shall have such meaning as defined in the Plan).

Notwithstanding the foregoing, (x) with respect to a payment that is subject to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), a “Change of Control” shall mean a “change of control event” as defined in the regulations and guidance issued under section 409A of the Code, and (y) a Change of Control shall not be deemed to have occurred solely by virtue of the filing of a voluntary petition by, or an involuntary petition against, the Company under Chapter 11 of Title 11 of the U.S. Code, it being understood, however, that the foregoing shall not (i) apply to consummation of a plan of reorganization or any other transactions or series of transactions pursuant to, arising from, in connection with, or following, any such petition filing and (ii) limit in any way a Change of Control under Section 4(a)(iv) of this Agreement.

(b)          If, during the twelve (12) months immediately following the occurrence of a Change of Control of Grizzly (the “Change of Control Period”), Executive is terminated by the Company without Cause or resigns for Good Reason (as defined below),  Executive will be entitled to receive (i) within ten (10) business days after the Date of Termination (as defined below), his Accrued Compensation and Reimbursements (as defined below) and (ii) on the 60th day following the Date of Termination, a lump sum payment of an amount equaling two (2) times the sum of his Base Salary and the Annual Bonus paid or payable with respect to the calendar year preceding the year in which the Change of Control occurs (the “Change of Control Payment”). Executive shall also receive (i) any Annual Bonus for the year prior to the year in which the Date of Termination occurred that was earned but not yet paid, which will be paid at the time annual bonuses are paid to other senior management, but in no event later than March 15th of the calendar year following the calendar year in which the Date of Termination occurs (the “Earned but Unpaid Bonus”) and (ii) the Pro Rata Bonus (as defined below). Notwithstanding the foregoing, in the event that Executive experiences a termination under this Section 4(b) in calendar years 2019 or 2020, the Change of Control Payment shall instead be equal to two (2) times the sum of Executive’s Base Salary and Target Bonus. Solely for purposes of the Change of Control Payment, Executive’s Base Salary (and Target Bonus, as applicable) shall be valued as in effect at the time of the Change of Control. Treatment of any awards under the MIP, if any, will be as provided under the terms and conditions of the MIP and the applicable individual award agreement.

4

5.          Termination of Employment.

(a)          Termination without Cause or Resignation by Executive for Other than Good Reason. Unless otherwise specified in a separate provision of this Section 5, either Executive or Grizzly, by action of the Board, may terminate this Agreement, and Executive’s employment by Grizzly, for any reason after providing thirty (30) days written notice to the non-terminating party. If Executive terminates this Agreement pursuant to this provision for a reason other than Good Reason, Grizzly will pay Executive within ten (10) business days after the Date of Termination (as defined below) (i) all accrued but unpaid Base Salary, (ii) a prorated amount of Executive’s Base Salary for accrued but unused vacation days, and (iii) yet unpaid reimbursements for any reasonable and necessary business expenses incurred by Executive prior to the Date of Termination in connection with his duties hereunder (such amounts collectively, the “Accrued Compensation and Reimbursements”). Upon termination by Grizzly of this Agreement pursuant to this Section 5(a) without Cause (other than during a Change of Control Period, which shall be governed by Section 4(b)) or upon the expiration of the Employment Period due to the non-renewal of Executive’s employment pursuant to the terms of a Non-Renewal Notice given by the Company under Section 1(b) of this Agreement, Grizzly shall pay or provide to Executive the following: (A) within ten (10) business days after the Date of Termination, the Accrued Compensation and Reimbursements; (B) on the 60th day following the Date of Termination, a lump sum payment (the “Severance Payment”) equal to the amount of Executive’s Base Salary (at the rate in effect hereunder as of the Date of Termination) for twenty four (24) months; (C) the Earned but Unpaid Bonus; and (D) a pro rata Annual Bonus in respect of the number of months that Executive was employed by the Company during the year in which the Date of Termination occurs, based on actual performance and paid at the same time annual bonuses are paid to other executives (but in no event later than March 15th of the calendar year following the calendar year in which the Date of Termination occurs) (the “Pro Rata Bonus”). Notwithstanding the foregoing, in the event that Executive experiences a termination under this Section 5(a) in calendar year 2019, the Pro Rata Bonus shall instead be determined in accordance with Schedule 1 to this Agreement. Treatment of any awards under the MIP, if any, will be as provided under the terms and conditions of the MIP and the applicable individual award agreement. Notwithstanding any other provision of this Agreement, the non-renewal of Executive’s employment pursuant to the terms of a Non-Renewal Notice given by Executive under Section 1(b) of this Agreement shall not constitute a termination of this Agreement entitling Executive to the Severance Payment under this Section 5(a) or any Change of Control Payment under Section 4(b).

(b)          Termination for Cause. Grizzly, by action of the Board may terminate this Agreement at any time for Cause. Upon termination by Grizzly for Cause, Executive shall only be entitled to Accrued Compensation and Reimbursements, which amount shall be paid within ten (10) business days after the Date of Termination. For purposes hereof, “Cause” means any of the following:

(i)          Executive’s commission of theft, embezzlement, any other act of dishonesty relating to his employment with Grizzly or any willful violation of any law, rules or regulation applicable to the Company, including, but not limited to, those laws, rules or regulations established by the Securities and Exchange Commission, or any self-regulatory organization having jurisdiction or authority over Executive or the Company; or

5

(ii)         Executive’s conviction of, or Executive’s plea of guilty or nolo contendere to, any felony or of any other crime involving fraud, dishonesty or moral turpitude; or

(iii)        A determination by the Board that Executive has materially breached this Agreement (other than during any period of Disability, as defined below) where such breach is not remedied within ten business (10) days after written demand by the Board for substantial performance is actually received by Executive which specifically identifies the manner in which the Board believes Executive has so breached; or

(iv)        Executive’s willful failure to perform his reasonable and customary duties as the Chief Financial Officer of Grizzly, which such failure is not remedied within ten business (10) days after written demand by the Board for substantial performance is actually received by Executive which specifically identifies the nature of such failure.

For purposes of the definition of Cause, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given by the Board or based upon the advice of counsel for Grizzly shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Grizzly, by action of the Board, may terminate Executive’s employment for Cause only after: (i) providing written notice to Executive, which identifies the Cause for Executive’s termination (which notice must be given within ninety (90) days after the actual discovery of the act(s) or omission(s) constituting such Cause) and (ii) Executive has been given an opportunity, together with his counsel, to be heard by the Board at a time and location reasonably designated by the Board.

(c)          Termination with Good Reason. Executive may terminate this Agreement for Good Reason, and thereby resign his employment, after providing thirty (30) days’ written notice to the Company of the act(s) or omission(s) constituting Good Reason (which notice must be given within ninety (90) days after the occurrence of such act(s) or omission(s) and describe the act(s) or omission(s) in reasonable detail) if such act(s) or omission(s) is/are not cured by the Company within thirty (30) days after Executive provides such written notice. For purposes hereof, “Good Reason” means any of the following reasons that occurs without Executive’s written consent:

(i)          A material reduction in Executive’s authority, duties, or responsibilities; or

(ii)         A material reduction in Executive’s Base Salary, other than a reduction affecting senior management similarly and in no event more than 10% from the Base Salary in effect on the date hereof; or

6

(iii)        Executive’s removal from his position as Chief Financial Officer of Grizzly, other than for Cause or by death or Disability, during the Employment Period, to a position that is not at least equivalent in authority and duties to Chief Financial Officer; or

(iv)        Relocation of Executive’s principal place of business to a location fifty (50) or more miles from its location as of the Effective Date; or

(v)         A material breach by Grizzly of this Agreement, which materially and adversely affects Executive; or

(vi)        Grizzly’s failure to make any material payment to Executive required to be made under the terms of this Agreement; or

(vii)       Executive’s voluntary resignation during the 30-day period following the three-month anniversary of the “Effective Date” of the Plan (for purposes of this Section 5(c)(vii) “Effective Date” shall have such meaning as defined in the Plan).

Upon termination of this Agreement pursuant to this Section 5(c) (other than during a Change of Control Period, which shall be governed by Section 4(b)), Grizzly shall pay or provide to Executive the following: (i) within ten (10) business days after the Date of Termination, his Accrued Compensation and Reimbursements, (ii) on the 60th day following the Date of Termination, the Severance Payment, (iii) the Earned but Unpaid Bonus and (iv) the Pro Rata Bonus (as modified by Schedule 1 if such termination occurs during calendar year 2019). Treatment of any awards under the MIP will be as provided under the terms and conditions of the MIP and the applicable individual award agreement. The parties agree that “Good Reason” shall not exist solely by virtue of the filing of a voluntary petition by, or an involuntary petition against, the Company under Chapter 11 of Title 11 of the U.S. Code, it being understood, however, that the foregoing shall not (i) apply to consummation of a plan of reorganization or any other transactions or series of transactions pursuant to, arising from, in connection with, or following, any such petition filing and (ii) limit in any way a Change of Control under Section 4(a)(iv) of this Agreement.

(d)          Termination by Disability. Grizzly, by action of the Board, may terminate this Agreement at any time if Executive shall be deemed in the reasonable judgment of the Board to have sustained a “Disability.” Executive shall be deemed to have sustained a Disability if and only if he shall have been unable to substantially perform his duties as an employee of Grizzly as a result of sickness or injury, and shall have remained unable to perform any such duties for a period of more than 180 consecutive days in any twelve (12) month period. Upon termination of this Agreement for Disability, Executive shall only be entitled to (i) Accrued Compensation and Reimbursements, which amount shall be paid within ten (10) business days after the Date of Termination, (ii) any other amounts or benefits to which Executive may be entitled under a separate plan, policy or program maintained by the Company, (iii) the Pro Rata Bonus (as modified by Schedule 1 if such termination occurs during calendar year 2019), and (iv) the Earned but Unpaid Bonus.

7

(e)          Termination by Death. This Agreement will terminate automatically upon Executive’s death. Upon termination of this Agreement because of Executive’s death, Grizzly shall pay or provide Executive’s estate with the following: (i) Accrued Compensation and Reimbursements, which amount shall be paid within ten (10) business days after the Date of Termination, (ii) any other amounts or benefits to which Executive may be entitled under a separate plan, policy or program maintained by the Company, (iii) the Pro Rata Bonus (as modified by Schedule 1 if such termination occurs during calendar year 2019), and (iv) the Earned but Unpaid Bonus.

(f)          Date of Termination. As used in this Agreement, “Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated as a result of a Disability or by Grizzly for Cause or without Cause, then the date specified in a notice delivered to Executive by Grizzly of such termination, (iii) if Executive’s employment is terminated by Executive for Good Reason, then the date specified in the notice of such termination delivered to Grizzly by Executive, (iv) if Executive’s employment terminates due to the giving of a Non-Renewal Notice, the last day of the Employment Period, and (v) if Executive’s employment is terminated for any other reason, the date specified therefore in the notice of such termination.

6.          Employment.

Upon termination of this Agreement, Executive’s employment shall also terminate and cease, and Executive shall be deemed to have voluntarily resigned from all positions and the Board, if Executive is a member of the Board. Executive shall confirm the foregoing resignation(s) by submitting to the Company written confirmation of Executive’s resignation(s), and the Company’s obligations to pay the Severance Payment or the Change of Control Payment shall be subject to the Company’s receipt of such written confirmation.

7.          Mitigation.

Upon termination of this Agreement for any reason, amounts to be paid per the express terms of this Agreement shall not be reduced whether or not Executive obtains other employment.

8.          Release.

Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving any change of control or severance payments or benefits set forth in Section 4 or 5 of this Agreement (other than the Accrued Compensation and Reimbursements) in connection with any applicable termination scenario, Executive agrees to execute (and not revoke) a customary severance and release agreement, including a waiver of all claims, reasonably acceptable to the Company (the “Release”), within the forty-five (45) day period immediately following the Date of Termination. All revocation rights and timing restrictions shall be set forth in such Release. If Executive fails to execute and deliver the Release, or revokes the Release, Executive agrees that he shall not be entitled to receive any severance payments or benefits set forth in Section 4 or 5 of this Agreement (other than the Accrued Compensation and Reimbursements) in connection with any applicable termination scenario. For purposes of this Agreement, the Release shall be considered to have been executed by Executive if it is signed by his legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of his death.

8

9.          Nondisclosure.

(a)          It is understood that Executive during his tenure with the Company has received and will continue to receive access to some or all of the Company’s various trade secrets and confidential or proprietary information, including information he has not received before, consisting of, but not limited to, information relating to (i) business operations and methods, (ii) existing and proposed investments and investment strategies, (iii) financial performance, (iv) compensation arrangements and amounts (whether relating to the Company or to any of its employees), (v) contractual relationships, (vi) business partners and relationships, and (vii) marketing strategies (all of the forgoing, “Confidential Information”). Confidential Information shall not include: (A) information that Executive may furnish to third parties regarding his obligations under this Section 9 and under Section 10 or (B) information that (1) is general knowledge of Executive or information that becomes generally available to the public by means other than Executive’s breach of this Section 9 (for example, not as a result of Executive’s unauthorized release of marketing materials), (2) is in Executive’s possession, or becomes available to Executive, on a non-confidential basis, from a source other than the Company or (3) Executive is required by law, regulation, court order or discovery demand to disclose; provided, however, that in the case of clause (3), Executive gives the Company, to the extent permitted by law, reasonable notice prior to the disclosure of the Confidential Information and the reasons and circumstances surrounding such disclosure to provide the Company an opportunity to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

(b)          Executive agrees that all Confidential Information, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company during Executive’s employment with the Company. Executive further agrees that Executive shall not, except for the benefit of the Company pursuant to the exercise of his duties in accordance with this Agreement or with the prior written consent of the Company, use or disclose to any third party any of the Confidential Information described herein, directly or indirectly, either during Executive’s employment with the Company or at any time following the termination of Executive’s employment with the Company.

(c)          Upon termination of this Agreement, Executive agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (including all copies thereof) in Executive’s possession, custody or control, whether prepared by Executive or others, shall remain with or be returned to the Company as soon as practicable after the Date of Termination.

9

(d)          Nothing in this Agreement will preclude, prohibit or restrict Executive from (i) communicating with, any federal, state or local administrative or regulatory agency or authority, including but not limited to the Securities and Exchange Commission (the “SEC”); (ii) participating or cooperating in any investigation conducted by any governmental agency or authority; or (iii) filing a charge of discrimination with the United States Equal Employment Opportunity Commission or any other federal state or local administrative agency or regulatory authority. Nothing in this Agreement, or any other agreement between the parties, prohibits or is intended in any manner to prohibit, Executive from (A) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (B) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit Executive’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. Executive does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (iii) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order. The foregoing provisions regarding protected disclosures are intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the execution of this Agreement, this Section 9(d) shall be deemed to be amended to reflect the same.

10.         Non-Competition and Non-solicitation.

(a)          As part of the consideration for the compensation and benefits to be paid to Executive hereunder, to protect Confidential Information of the Company and its customers and clients that have been and will be entrusted to Executive, the business goodwill of the Company and its subsidiaries that will be developed in and through Executive and the business opportunities that will be disclosed or entrusted to Executive by the Company and its subsidiaries, and as an additional incentive for the Company to enter into this Agreement, from the date hereof through the first anniversary of the Date of Termination (the “Restricted Period”), Executive will not (other than for the benefit of the Company pursuant to this Agreement), directly or indirectly:

(i)          engage in, or carry on or assist, individually or as a principal, owner, officer, director, employee, shareholder, consultant, contractor, partner, member, joint venturer, agent, equity owner or in any other capacity whatsoever, any (A) any business directly competitive with the business in which the Company is engaged from time to time (“Competing Business”) or (B) Business Enterprise (as defined below) that is otherwise directly competitive with the Company within the states in which the Company conducts business;

(ii)         perform for any corporation, partnership, limited liability company, sole proprietorship, joint venture or other business association or entity (a “Business Enterprise”) engaged in any Competing Business any duty Executive has performed for the Company that involved Executive’s access to, or knowledge or application of, Confidential Information;

10

(iii)        induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company;

(iv)        induce or attempt to induce any customer, supplier, licensee or other business relation of the Company with whom Executive had direct business contact in dealings during the Employment Period in the course of his employment with the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company; or

(v)         solicit with the purpose of hiring or hire any person who is or, within 180 days after such person ceased to be an employee of the Company, was an employee of the Company.

(b)          Notwithstanding the duration of the restrictions set forth in Section 10(a) above and subject to Section 10(e) below, the restrictions set forth under Sections 10(a)(i) and (ii) shall expire after 180 days following the Date of Termination, if Executive terminates this Agreement under Sections 5(c) or 4(b) hereof or the Company terminates Executive’s employment without Cause under Sections 5(a) or 4(b).

(c)          Notwithstanding the foregoing restrictions of this Section 10, nothing in this Section 10 shall prohibit (i) any investment by Executive, directly or indirectly, in securities which are issued by a Business Enterprise involved in or conducting a Competing Business, provided that Executive, directly or indirectly, does not own more than five percent (5%) of the outstanding equity or voting securities of such Business Enterprise or (ii) Executive, directly or indirectly, from owning any interest in any Business Enterprise which conducts a Competing Business if such interest in such Business Enterprise is owned as of the date of this Agreement and Executive does not have the right, in the case of (i) or (ii), through the ownership of a voting interest or otherwise, to direct the activities of or associated with the business of such Business Enterprise.

(d)          Executive acknowledges that each of the covenants of Section 10(a) are in addition to, and shall not be construed as a limitation upon, any other covenant provided in Section 10(a). Executive agrees that the geographic boundaries, scope of prohibited activities, and time duration of each of the covenants set forth in Section 10(a) are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company’s proprietary and Confidential Information, plans and services and to protect the other legitimate business interests of the Company, including without limitation the goodwill developed by Executive with Company’s customers, suppliers, licensees and business relations.

(e)          If, during any portion of the Restricted Period, Executive is not in compliance with the terms of Section 10(a), the Company shall be entitled to, among other remedies, compliance by Executive with the terms of Section 10(a) for an additional period of time (i.e., in addition to the Restricted Period) that shall equal the period(s) over which such noncompliance occurred.

11

(f)          The parties hereto intend that the covenants contained in Section 10(a) be construed as a series of separate covenants, one for each defined province in each geographic area in which Executive on behalf of the Company conducts business. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the applicable covenant contained in Section 10(a). Furthermore, each of the covenants in Section 9(a) shall be deemed a separate and independent covenant, each being enforceable irrespective of the enforceability (with or without reformation) of the other covenants contained in Section 10(a).

11.         Notices.

All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, in order of preference of the recipient:

To Grizzly or the Company:  To Executive:

To the Secretary of Grizzly   At the most recent address on file

Notice so given shall, in the case of mail, be deemed to be given and received on the fifth calendar day after posting, and in the case overnight delivery service, on the date of actual delivery.

12.         Severability and Reformation.

If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

13.         Assignment.

This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Executive and the permitted assigns and successors of Grizzly, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive without the express written consent of Grizzly (except in the case of death by will or by operation of the laws of intestate succession) or by Grizzly, except that Grizzly may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock assets or businesses of Grizzly, if such successor expressly agrees to assume the obligations of Grizzly hereunder.

12

14.         Amendment.

This Agreement may be amended only by writing signed by both Executive and by a duly authorized representative of Grizzly (other than Executive).

15.         Assistance in Litigation.

Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Executive also shall cooperate fully with the Company in connection with any investigation or review by any Federal, state, or local regulatory authority as any such investigation or review relates, to events or occurrences that transpired while Executive was employed by the Company. The Company will pay Executive an agreed upon reasonable hourly rate for Executive’s cooperation pursuant to this Section 15.

16.         Beneficiaries; References.

Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

17.         Use of Name, Likeness and Biography.

The Company shall have the right (but not the obligation) to use, publish and broadcast, and to authorize others to do so, the name, approved likeness and approved biographical material of Executive to advertise, publicize and promote the business of the Company and its affiliates, but not for the purposes of direct endorsement without Executive’s consent. This right shall terminate upon the termination of this Agreement. An “approved likeness” and “approved biographical material” shall be, respectively, any photograph or other depiction of Executive, or any biographical information or life story concerning the professional career of Executive.

18.         Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW.

13

19.         Entire Agreement.

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes in all respects any prior or other agreement (including the Prior Agreements) or understanding, written or oral, between the Company or any affiliate of the Company and Executive with respect to such subject matter.

20.         Withholding.

The Company shall be entitled to withhold from payment to Executive of any amount of withholding required by law.

21.         Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

22.         Remedies.

The parties recognize and affirm that in the event of a breach of Sections 9 or 10 of this Agreement, money damages would be inadequate and Grizzly would not have an adequate remedy at law. Accordingly, the parties agree that in the event of a breach or a threatened breach of Sections 9 or 10, Grizzly may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, Executive agrees that in the event a court of competent jurisdiction or an arbitrator finds that Executive violated Section 9 or 10, the time periods set forth in those Sections shall be tolled until such breach or violation has been cured. Executive further agrees that Grizzly shall have the right to offset the amount of any damages resulting from a breach by Executive of Section 9 or 10 against any payments due Executive under this Agreement. The parties agree that if one of the parties is found to have breached this Agreement by a court of competent jurisdiction or arbitrator, the breaching party will be required to pay the non-breaching party’s attorneys’ fees reasonably incurred in prosecuting the non-breaching party’s claim of breach.

23.         Non-Waiver.

The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by Grizzly (other than Executive) and Executive.

24.         Announcement.

The Company shall have the right to make public announcements concerning the execution of this Agreement and the terms contained herein, at the Company’s discretion.

14

25.         Construction.

The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive.

26.         Right to Insure.

The Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, health, accident or other insurance covering Executive, and Executive shall have no right, title or interest in and to such insurance. Executive shall assist the Company in procuring such insurance by submitting to examinations and by signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.

27.         No Inconsistent Obligations.

Executive represents and warrants that to his knowledge he has no obligations, legal, in contract, or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company to perform the duties described herein. Executive will not disclose to the Company, or use, or induce the Company to use, any confidential, proprietary, or trade secret information of others. Executive represents and warrants that to his knowledge he has returned all property and confidential information belonging to all prior employers, if he is obligated to do so.

28.         Binding Agreement.

This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company, its successors and assigns.

29.         Voluntary Agreement.

Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, the Companies, their affiliates, advisors, and/or attorneys have made no representation or warranty to Executive concerning the state or Federal tax consequences to Executive regarding the transactions contemplated by this Agreement.

15

30.         Section 409A of the Code.

This Agreement is intended to comply with Section 409A of the Code, and the Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”), or to be treated as exempt therefrom, and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as any other compensation that is otherwise exempt from Section 409A shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of Executive’s employment that are subject to Section 409A shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six months after the Date of Termination of Executive’s employment hereunder (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Any such payment shall be immediately deposited in a segregated account pending its distribution to Executive on the Section 409A Payment Date. Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and Executive shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of Executive in connection with the Agreement (including any taxes, penalties and interest under Section 409A), and neither the Company, nor any of its affiliates, shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes, penalties or interest.

31.         Section 280G

Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by Executive (including, without limitation, any payment or benefit received in connection with a Change of Control of the Company or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will be reduced only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income and employment taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

16

In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order: (1) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-l, Q&A24(a) will be reduced (if necessary, to zero ), with amounts that are payable last reduced first; (2) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; (3) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section l .280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (4) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-l, Q&A 24), will next be reduced; and (5) all other non-cash benefits not otherwise described in clause (2) or (4) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (1) through (4) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A of the Code, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A of the Code as deferred compensation.

For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (A) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (B) no portion of the Total Payments will be taken into account that, in the opinion of the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account that, in the opinion of the Company, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Company in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

32.         Indemnification

Grizzly will defend and indemnify Executive as provided in Grizzly’s Bylaws and Certificate of Incorporation in effect on the date hereof, and to the maximum extent permitted pursuant to applicable law. The obligations under this section shall survive termination of Executive’s employment or this Agreement. During the Employment Period and thereafter (with respect to events occurring during the Employment Period), Grizzly will maintain and provide Executive with coverage under its directors’ and officers’ liability policy to the same extent that it provides such coverage to its other officers and directors.

17

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the dates below

EXECUTIVE

/s/ Ryan Midgett
Ryan Midgett

Date: July 16, 2019

GRIZZLY ENERGY, LLC

By:	/s/ R. Scott Sloan
R. Scott Sloan, President and CEO

Date: July 16, 2019

18

Schedule 1 – 2019 Annual Bonus

1.          Definitions. Any capitalized term used in this Schedule 1 that is not otherwise defined in this Schedule 1 shall have the meaning set forth in the Employment Agreement.

“Good Leaver” means Executive if his employment with the Company is terminated by the Company for a reason other than Cause, is terminated by Executive for Good Reason or is terminated due to Executive’s death or Disability.

“Performance Goals” means the Performance Metrics established by the Board for the Board, that will consist of (i) Quarterly Threshold Performance Goals, (ii) Quarterly Target Performance Goals, and (iii) Quarterly Maximum Performance Goals, collectively, the “Quarterly Performance Goals”. For purposes of catch-up payments described in Section 2(b) below, “Performance Goals” will consist of (i) Cumulative Threshold Performance Goals; (ii) Cumulative Target Performance Goals; and (iii) Cumulative Maximum Performance Goals, collectively, the “Cumulative Performance Goals” of applicable Performance Metrics.

“Performance Metric” means the specific performance criteria used in determining Performance Goals for the Performance Period; provided that each Performance Metric shall be adjusted on a pro forma basis (i) to take into account any acquisitions or dispositions consummated during the Performance Period, (ii) to the extent relevant, to exclude costs and benefits associated with the Company’s potential or actual Restructuring and (iii) to take into account material changes in the Company’s business plan that have been approved by the Board prior to, on, or after the Effective Date of this Agreement. The Performance Metric set forth on Schedule 1 were established as of January 22, 2019 and will be updated based on changes in the Company’s business plan approved after that date.

“Performance Period” means each successive calendar quarter commencing during 2019.

“Quarterly Bonus” shall mean the bonus payment payable to Executive under this Schedule 1 for the applicable Performance Period.

“Restructuring” means (i) any potential or actual restructuring, reorganization settlement and/or recapitalization of any or all of the Company’s outstanding indebtedness or other obligations, (ii) any potential or actual transaction or series of transactions involving an acquisition, merger, consolidation, or other business combination pursuant to which the business or assets of the Company are, directly or indirectly, combined with another company, or (iii) any other potential or actual purchase or acquisition, directly or indirectly, by a buyer or buyers of significant assets, securities or other interests of the Company.

“Target Bonus” means Executive’s target incentive for each Performance Period, which is equal to $65,000 per Performance Period ($260,000/year).

19

2.          Terms of 2019 Annual Bonus.

a.           Single Quarter Measurement. Subject to the provisions of this Schedule 1, Executive shall earn a Quarterly Bonus as of the end of each Performance Period, depending upon the extent to which the Performance Goals have been achieved for such Performance Period.

b.           Cumulative Measurement. In addition to being measured on a quarterly basis, each Performance Metric shall be measured cumulatively as of the end of the second Performance Period and each Performance Period thereafter (a “Relevant Performance Period”). A “catch-up” payment will be made to the extent the Company equals or exceeds the Cumulative Performance Goals/Metrics for the applicable Performance Period. The amount of the catch-up payment will be equal to the excess of (i) the aggregate Quarterly Bonus payable for such Relevant Performance Period based on the achievement of the applicable Cumulative Performance Goals for such Relevant Period over (ii) the aggregate amount of Quarterly Bonuses previously paid to Executive and the amount payable to Executive under Section 2(a) above for the Relevant Performance Period.

c.           Performance Goals. Section 3 below sets forth the (i) relevant Performance Goals for each Performance Period and (ii) the percentage of Executive’s Quarterly Bonus amount payable upon the achievement of the applicable Performance Goals. The amount of Executive’s Quarterly Bonus for Executive shall be based on the (i) Executive’s Target Bonus and (ii) the level of achievement of the applicable Performance Metrics for a particular Performance Period. Except as otherwise may be provided by the Board, in its sole discretion, no Quarterly Bonus shall be payable for a Performance Metric unless the Quarterly Threshold Performance Goals for such Performance Metric are achieved.

d.           Continued Employment. Except as set forth below, (i) to earn a Quarterly Bonus for any Performance Period, Executive must remain employed by the Company through the end of such Performance Period and (ii) Executive shall forfeit the right to any Quarterly Bonus for a Performance Period if his employment with the Company terminates for any reason prior to the end of such Performance Period. Notwithstanding the foregoing, if Executive becomes a Good Leaver during a Performance Period, he shall be entitled to a pro rata portion (based on the percentage of the Performance Period Executive was engaged by the Company) of the Quarterly Bonus that would otherwise have been earned for such Performance Period.

e.           Performance Certification. Promptly after the end of each Performance Period and as soon as quarterly financials are estimable, the Board shall certify the degree to which the applicable Performance Goals have been achieved and the amount of Quarterly Bonus payable to Executive hereunder. Any Quarterly Bonus required to be made under this Schedule 1 shall be paid in cash on a fully-vested basis by the Company as soon as possible after the end of the applicable Performance Period, but in any event not later than 30 days after the end of the Performance Period.

f.            Supplemental Bonus Payment. Executive may earn a supplemental bonus payment in an amount equal to 10% of Executive’s Base Salary (the “Supplemental Bonus”) if the Company obtains on or before December 31, 2019 additional third party debt or equity financing if at least $5 million of such financing is not required to be used to repay existing debt of the Company (the “Condition”). Executive must be employed on the date the Condition is achieved to be entitled to receive the Supplemental Bonus. Any Supplemental Bonus will be paid in cash within 15 days of the date the Condition is achieved.

20

3.          Performance Metrics. This Section 3 sets for the percentage of Executive’s Target Bonus that will be earned based on the achievement of the Performance Goals set forth below.

Performance Metrics and Goals

1. Payable if Quarterly Threshold Performance Metric Achieved:	50% of the Applicable Portion of Executive’s Target Bonus
2. Payable if Quarterly Target Performance Metric Achieved:	100% of the Applicable Portion of Executive’s Target Bonus
3. Payable if Quarterly Maximum Performance Metric Achieved:	200% of the Applicable Portion of Executive’s Target Bonus
4. Payable if Cumulative Quarterly Threshold Performance Metric Achieved:*	50% of the Applicable Portion of Executive’s aggregate Target Bonus through the end of the Applicable Performance Period
5. Payable if Cumulative Quarterly Target Performance Metric Achieved:*	100% of the Applicable Portion of Executive’s aggregate Target Bonus through the end of the Applicable Performance Period
6. Payable if Cumulative Quarterly Maximum Performance Metric Achieved:*	200% of the Applicable Portion of Executive’s aggregate Target Bonus through the end of the Applicable Performance Period
7. Portion of Applicable Portion Payable if Achievement is Between Performance Metrics:	Calculated on the basis of straight-line interpolation
8. Overall Payment Cap	Bonus payments will be capped as follows: In no event shall Executive’s total Bonus for a Quarter that is based on achieving a Quarterly Performance Metric exceed 150% of Executive’s Target Bonus for that Quarter (“Limit 1”) and in no event shall Executive’s Bonus for a Quarter that is based on achieving a Cumulative Performance Metric exceed 150% of Executive’s aggregate Target Bonus through the end of such Quarter (“Limit 2” and, along with Limit 1, the “Limits”). Notwithstanding the foregoing, a Bonus payment shall be made to the extent it satisfies either Limit 1 or Limit 2. If Limit 1 or Limit 2 is exceeded, the amounts allocated to each performance metric shall be reduced on a pro rata basis for purposes of determining the amounts payable in subsequent Quarters. The Limits will be applied solely to the Bonuses paid under Section 2(a)-(e) and will not take into account any Supplemental Bonus.
*	As set forth in Section 2(b), payments for achieving Cumulative Performance Metrics reduced by amounts paid or payable for current and previous Quarters.

(i)	Performance Metric: Operated Production (mmscfe)

Applicable Portion of Target Bonus:   25%

Performance Period:	First Performance Period	Second Performance Period	Third Performance Period	Fourth Performance Period
Quarterly Threshold Performance Goal	13,644	13,478	13,303	12,963
Quarterly Target Performance Goal	14,830	14,650	14,460	14,090
Quarterly Maximum Performance Goal	16,016	15,822	15,617	15,217

Cumulative Threshold Performance Goal	N/A	27,122	40,425	53,388
Cumulative Target Performance Goal	N/A	29,480	43,940	58,030
Cumulative Maximum Performance Goal	N/A	31,838	47,455	62,672

21

(ii)	Performance Metric: Operated LOE ($/mscfe)

Applicable Portion of Target Bonus:   25%

Performance Period:	First Performance Period	Second Performance Period	Third Performance Period	Fourth Performance Period
Quarterly Threshold Performance Goal	1.41	1.51	1.43	1.39
Quarterly Target Performance Goal	1.27	1.36	1.29	1.25
Quarterly Maximum Performance Goal	1.13	1.21	1.15	1.11

Cumulative Threshold Performance Goal	N/A	1.46	1.45	1.44
Cumulative Target Performance Goal	N/A	1.31	1.31	1.29
Cumulative Maximum Performance Goal	N/A	1.17	1.16	1.15

(iii)	Performance Metric: Cash G&A ($ thousands)

Applicable Portion of Target Bonus:   25%

Performance Period:	First Performance Period	Second Performance Period	Third Performance Period	Fourth Performance Period
Quarterly Threshold Performance Goal	12,460	11,890	11,582	11,799
Quarterly Target Performance Goal	10,930	10,430	10,160	10,350
Quarterly Maximum Performance Goal	9,400	8,970	8,738	8,901

Cumulative Threshold Performance Goal	N/A	24,350	35,933	47,732
Cumulative Target Performance Goal	N/A	21,360	31,520	41,870
Cumulative Maximum Performance Goal	N/A	18,370	27,107	36,008

22

(iv)	Performance Metric: Carnrite Cash Flow Improvements ($ thousands)

Applicable Portion of Target Bonus:   25%

Performance Period:	First Performance Period	Second Performance Period	Third Performance Period	Fourth Performance Period
Quarterly Threshold Performance Goal	0	1,840	2,040	2,300
Quarterly Target Performance Goal	0	2,300	2,550	2,875
Quarterly Maximum Performance Goal	0	2,760	3,060	3,450

Cumulative Threshold Performance Goal	N/A	1,840	3,880	6,180
Cumulative Target Performance Goal	N/A	2,300	4,850	7,725
Cumulative Maximum Performance Goal	N/A	2,760	5,820	9,270

Definitions.

“Cash G&A” means the Company’s general and administrative expenses related to the Company’s day-to-day business that are funded from the Company’s cash, excluding, without limitation, severance payments.

“Carnrite Cash Flow Improvements” means increases in the Company’s net cash flow resulting from lower costs, increased production and/or better pricing designed by and implemented by the Carnrite Consulting Group.

23